WESTERN BOTANICALS, INC.

                     ORGANIC AND WILDCRAFTED HERBAL PRODUCTS

                  CONFIDENTIALITY AND RESTRICTED USE AGREEMENT
                  --------------------------------------------

Western Botanicals Inc., a Utah corporation ("Recipient"), in consideration for being permitted to view and receive oral, visual and written information on and about certain clients and distribution channels, as provided to The Right Solution or any of its DBA's and the results, performance characteristics and information associated therewith (collectively, the "Information"), which Information may include, without limitation, client lists, and contact information and any reports, parameters and results associated therewith, does hereby acknowledge and agree, intending to be legally bound hereby, as follows:

1. The Information constitutes and contains valuable trade secrets of The Right Solution or any of its DBA's; Recipient claims no proprietary or other interest in such Information. Recipient shall not contest, in any proceeding, the validity or existence of The Right Solution or any of its DBA's valuable confidential information and trade secret rights in and to the Information.

2. The Information is of a confidential and proprietary nature to The Right Solution or any of its DBA's and Recipient shall not disclose, discuss, distribute or disseminate any of the Information to third parties (including any vendors or licensors of The Right Solution or any of its DBA's) without the express advance written consent of The Right Solution or any of its DBA's. The Information and the procedures, concepts and protocols disclosed therein must be used by Recipient (if at all) only in furtherance of a business, consulting or other form of commercial relationship between The Right Solution or any of its DBA's and Recipient. In particular, Recipient agrees not to use or exploit the Information (or seek to develop, enhance or use) except pursuant to such a commercial relationship with The Right Solution or any of its DBA's. These obligations of non-disclosure and restricted use shall continue for a period of three (3) years after the date hereof, and for as long after such three-year period as any of the Information in question shall constitute or remain a trade secret of The Right Solution or any of its DBA's.

3. Recipient acknowledges that its violation of the provisions hereof may cause irreparable injury to The Right Solution or any of its DBA's, and that such violation may not be capable of remedy by money damages or other remedy at law. The Right Solution or any of its DBA's shall therefore accordingly have the right to seek injunctive and equitable relief to restraint any unpermitted disclosure or use (or any attempted or intended disclosure or use) in any court of competent jurisdiction, without the necessity of The Right Solution or any of its DBA's posting any bond in such proceeding, any such bond requirement being hereby waived by Recipient. Recipient acknowledges that The Right Solution or any of its DBA's has relied on the provisions hereof in making its decision to disclose the Information hereunder, and that The Right Solution or any of its DBA's would not have made such disclosures unless entitled to protection hereunder.

IN WITNESS WHEREOF, the undersigned, having legal power to bind the Recipient named above, has hereunto set his/her hand and seal as of the day and year written below.

DATED November 16. 2006
      -----------------

                                        Randy C. Giboney, President
                                        Western Botanicals Inc.


ACKNOWLEDGEMENT:

               Rick Bailey The Right Solution or any of its DBA's

768 E. 1950 N. SPANISH FORK, UTAH 84660 - (800) 651-4372 - (801) 798-7550 -
FAX (866) 366-4372